Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp

320 south canal street

CHICAGO, ILLINOIS 60606	FIRM/AFFILIATE
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August 13, 2024

Alexander & Baldwin, Inc.

822 Bishop St.

Honolulu, HI 96813

Re:	United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Alexander & Baldwin, Inc., a Hawaii corporation (“A&B”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering, issuance and sale from time to time, pursuant to Rule 415 under the Securities Act, of (i) common stock of A&B, with no par value, (ii) preferred stock of A&B, with no par value, which may be issued in one or more series, (iii) depositary receipts representing fractional shares of preferred stock of A&B, (iv) warrants to purchase shares of common stock or preferred stock of A&B, (v) subscription rights to purchase shares of common stock or preferred stock of A&B, (vi) purchase contracts to purchase shares of common stock or preferred stock of A&B, and (vii) purchase units, consisting of a stock purchase contract, preferred securities or debt obligations of third parties (including U.S. treasury securities), or any combination of the foregoing, securing the holder’s obligation to purchase common stock of A&B or other securities under the purchase contracts of A&B.

Alexander & Baldwin, Inc.

August 13, 2024

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided to us by A&B as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, A&B has provided us with, and we are relying upon, a certificate containing certain factual statements, factual representations and covenants of officers of A&B (the “Officers’ Certificate”) relating to, among other things, the actual and proposed operations of A&B and the entities in which it holds, or has held, a direct or indirect interest (collectively, the “Company”).

For purposes of our opinion, we have not independently verified all of the facts, statements, representations and covenants set forth in the Officers’ Certificate or any other document. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on A&B’s representation that the facts, statements, representations and covenants presented in the Officers’ Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts and matters addressed in the Officers’ Certificate. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Officers’ Certificate may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) A&B and each of the entities comprising the Company have been and will continue to be operated in accordance with the laws of the jurisdictions in which each was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the States of Hawaii or Delaware or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms.

Alexander & Baldwin, Inc.

August 13, 2024

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS, or, if challenged, by a court.

Based on and subject to the foregoing, we are of the opinion that, commencing with A&B’s taxable year ended December 31, 2017, A&B has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its actual method of operation through the date hereof has enabled, and its proposed method of operation will enable, it to continue to meet the requirements for qualification and taxation as a REIT. As noted in the Registration Statement, A&B’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and the diversity of its stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of A&B’s operations for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

We express no opinion with respect to the matters addressed in this opinion except as set forth above. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Qualification as a REIT,” “U.S. Federal Income Tax Considerations,” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SBR